Exhibit 10


                                Sodexho Alliance
                            Restauration et Services

Direction Groupe

                                              Board of Directors,
                                                Sodexho Marriott Services, Inc.
                                              c/o William J. Shaw
                                              Chairman of the Board
                                              Sodexho Marriott Services, Inc.
                                              9801 Washingtonian Boulevard
                                              Gaithersburg, MD 20878

                                              January 24, 2001

Ladies and Gentlemen :

I am writing on behalf of the Board of Directors and management of Sodexho Alliance to submit a proposal to acquire all the Sodexho Marriott Services shares we do not already own. Based on the terms of this letter, we are prepared to offer $ 27 in cash per Sodexho Marriott Services share. This represents a premium of approximately 9% over the closing market price of Sodexho Marriott Services shares on January 24, 2001, and 21% and 44% over the average price of Sodexho Marriott Services shares over the past 30 and 180 days respectively.

In making this proposal, we want to emphasize that we have the highest regard for the management of Sodexho Marriott Services and fully support their current strategy for managing the Sodexho Marriott Services business. Sodexho Alliance does not anticipate any change in Sodexho Marriott Services' top management or strategy after the transaction. Moreover, we recognize that Sodexho Marriott Services employees have made, and will continue to make, an invaluable contribution to the development of the Sodexho Marriott Services business. Since the Sodexho Marriott Services stock option program has been an important part of employee compensation, we have given careful consideration to the treatment of outstanding options in this transaction. We are prepared to make cash-out payments at closing to holders of vested, in-the-money Sodexho Marriott Services stock options. The payment for each option would equal the difference between our offer price and the exercise price. All other outstanding Sodexho Marriott Services stock options would be rolled over into Sodexho Alliance stock-based awards on similar terms, except as necessary to comply with U.S. securities laws.

While we do, of course, have substantial knowledge of Sodexho Marriott Services, we will need additional customary due diligence to confirm our assumptions. We would be willing to sign a confidentiality agreement to facilitate the delivery of information. Our proposal is also subject to negotiation and execution of mutually satisfactory definitive agreements, as well as any required governmental clearances and other customary conditions. We have received the required approval of Sodexho Alliance's Board to make this offer and to enter into the necessary financing and acquisition agreements.

We look forward to working with you to reach a definitive agreement on this proposal as soon as possible. We are aware, however, that Sodexho Marriott Services has contractual commitments which (if not waived) would not permit its Board to approve any transaction until after March 27, 2001. We understand that the Sodexho Marriott Services Board will likely form a Special Committee of independent directors to evaluate our proposal. In this regard, we want to make clear that Sodexho Alliance has no interest in, and will not consider, a sale of any portion of our Sodexho Marriott Services stake as part of any alternative to this proposal that the Special Committee might wish to explore.


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James Del Favero (212-902-0925) and Lisa Price (713-276-3516) at Goldman Sachs,
and Paul Kingsley (212-450-4277) at Davis Polk & Wardwell, who are advisors to Sodexho Alliance on this matter, are available to discuss our proposal.

Very truly yours,

                                                  Pierre Bellon



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